Exhibit (i)


VEDDER PRICE                    VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

                                222 NORTH LASALLE STREET

                                CHICAGO, ILLINOIS 60601

                                312-609-7500

                                FACSIMILE: 312-609-5005

                                OFFICES IN CHICAGO, NEW YORK CITY AND
                                LIVINGSTON, NEW JERSEY

                                April 23, 2004

Scudder Variable Series II
222 South Riverside Plaza
Chicago, IL 60606

Ladies and Gentlemen:

     We have acted as counsel to Scudder Variable Series II, a Massachusetts business trust (the "Fund"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 46 to the Fund's Registration Statement on Form N-lA (the "Post-Effective Amendment"), registering an indefinite number of units of beneficial interest, no par value ("Shares"), in the following four new series of the Fund (each a Portfolio and collectively, the "Portfolios"), of which the Shares of each Portfolio have been further classified and designated as Class A Shares and Class B Shares, under the Securities Act of 1933, as amended (the "1933 Act"):

     o    Scudder Conservative Income Strategy Portfolio

     o    Scudder Growth & Income Strategy Portfolio

     o    Scudder Growth Strategy Portfolio

     o    Scudder Income & Growth Strategy Portfolio

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Fund's Amended and Restated Agreement and Declaration of Trust, as amended (the "Declaration of Trust"), the Fund's Bylaws, as amended, the written designation of the Portfolios, actions of the Trustees of the Fund that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, officers and Trustees of the Fund.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the


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VEDDER PRICE

Scudder Variable Series II
April 23, 2004
Page 2

Commonwealth of Massachusetts, which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Fund. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and
(b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

     Under Massachusetts law, shareholders of a "Massachusetts business trust" could, under certain circumstances, be held personally liable for the obligations of the Fund or the Portfolios. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or the Portfolios and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Fund. The Declaration of Trust also provides for indemnification out of the property of the Portfolio(s) for all losses and expenses of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio(s). Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

     This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,


                                      /S/VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

                                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.


RJM/DBE